Exhibit 99.1
U.S. Xpress Enterprises Announces New $250 Million Revolving Credit Facility

CHATTANOOGA, Tenn.--(BUSINESS WIRE)-- U.S. Xpress Enterprises, Inc. (NYSE:USX) (the “Company”) today announced the refinancing of its Senior Credit Facility.

Transaction Highlights
•	New facility lowered interest rates and increased flexibility
•	Former facility was fully paid off with proceeds of new facility and contemporaneous real estate and equipment financings
•	Estimated availability of over $100 million following post-closing activities

Eric Peterson, Chief Financial Officer commented, “We appreciate the continued support from our lenders, with Bank of America, JP Morgan Chase Bank, Wells Fargo Bank, and Regions Bank all remaining in our bank group.  The refinancing will support several of our goals including improved pricing,  the ability to grow our borrowing base with the business, and adding flexibility to execute our plan to convert a significant portion of our fleet from operating lease financing to owned financing over time, to optimize our tax and trade-in positions.  The new facility’s single financial covenant – fixed charge coverage, tested only if available borrowing falls below a threshold amount – will afford us significant flexibility toward executing this plan.”

The new credit facility contains the following major terms:

Term	Description
Facility Size	$250 million, with an uncommitted ability to increase to $325 million
Maturity	Five years
Available Credit	Lesser of facility size or a borrowing base related to eligible accounts, equipment, and real estate
Estimated Availability After Refinancing	~$100+ million upon completion of real estate perfection and other post-closing items; ~$75 million at closing
Interest Rate	Grid ranging from Libor + 1.25% to Libor + 1.75% based on excess availability
Financial Covenant	Fixed charge coverage ratio of at least 1.00 : 1.00 tested only if excess availability is less than the greater of $20 million or 10% of the facility
Other	Customary terms and conditions for similar facilities, including the ability to finance and refinance equipment and other assets

The description above is not complete, and readers are referred to the Company’s Form 8-K filed with the Securities and Exchange Commission for additional information.
At closing of the new facility, the letter of credit fee and the applicable margin charged on outstanding borrowings declined 1.0% compared to the most recent pricing on the prior facility. After June 30, 2020 the letter of credit fee and applicable margin will fluctuate quarterly based on excess availability.
Contemporaneously with closing the new revolving credit facility, the Company is completing approximately $100 million in tractor and real estate financings, with proceeds used to pay off a portion of the prior credit agreement. In addition, the Company is completing the perfection process on real estate that is expected to bring available borrowing capacity to over $100 million in the near term.
In connection with the aforementioned transactions, the Company expects to record a non-cash write-off of approximately $0.5 million in deferred financing costs, and approximately $0.2 million in new financing costs, in the first quarter of 2020.
About U.S. Xpress Enterprises
Founded in 1985, U.S. Xpress Enterprises, Inc. is the nation’s fifth largest asset-based truckload carrier by revenue, providing services primarily throughout the United States. We offer customers a broad portfolio of services using our own truckload fleet and third‐party carriers through our non‐asset‐based truck brokerage network. Our modern fleet of tractors is backed up by a team of committed professionals whose focus lies squarely on meeting the needs of our customers and our drivers.
Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” “outlook,” “strategy,” “focus,” “continue,” “will,” “could,” “should,” “may,” and similar terms and phrases. In this press release, such statements may include, but are not limited to, statements regarding the completion of additional financing transactions and real estate perfection, expected borrowing availability, expected conversion of operating lease financing to owned and capital lease financing, flexibility to execute business plans, the expected accounting for costs associated with the described transactions, and interest rates. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the risks associated with legal documentation and credit approval concerning transactions expected to provide additional availability, the terms and availability of future financing,  fluctuations in financial markets, the financial closing process and accounting judgments and principles, and the Company’s financial performance.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

U.S. Xpress Enterprises, Inc.
Brian Baubach
Sr. Vice President Corporate Finance and Investor Relations
investors@usxpress.com

Back to Form 8-K